Exhibit 2.3

Annex A-2

AMENDMENT NO. 2 TO BUSINESS COMBINATION AGREEMENT

This AMENDMENT NO. 2 TO BUSINESS COMBINATION AGREEMENT (this “Amendment”), is made and entered into as of April 2, 2024, by and among Mars Acquisition Corp., a Cayman Island exempted company (the “Purchaser”), ScanTech AI Systems Inc., a Delaware corporation and a wholly owned subsidiary of Mars (“Pubco”), Mars Merger Sub I Corp., a Cayman Islands exempted company and a wholly owned subsidiary of Mars (“Purchaser Merger Sub”), Mars Merger Sub II LLC, a Delaware limited liability company and a wholly owned subsidiary of Pubco (“Company Merger Sub”), ScanTech Identification Beam Systems, LLC, a Delaware limited liability company (the “Company” or “ScanTech”), and Dolan Falconer in the capacity as the representative from and after the Effective Time for the Company Holder Participants as of immediately prior to the Effective (the “Seller Representative”). Capitalized terms not otherwise defined in this Amendment shall have the meaning given to them in the Business Combination Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, the parties hereto are parties to a Business Combination Agreement, dated as of September 5, 2023 (the “Business Combination Agreement”) by and among, (i) the Purchaser, (ii) Pubco, (iii) Purchaser Merger Sub, (iv) the Company Merger Sub, (v) ScanTech and (vi) the Seller Representative (collectively, the “Parties”);

WHEREAS, the Purchaser i) issued an aggregate of 2,470,200 ordinary shares, par value $0.000125 per share (the “Ordinary Shares”) to Mars Capital Holding Corp. and its assignees (the “Sponsors”) as well the Purchaser’s officers, directors and other insiders prior to completion of its initial public offering (together with the Sponsors, the “Insiders”); and ii) for additional cash and for other potential funding the Sponsors may contribute toward the Purchaser’s working capital, entered into a promissory note with its Sponsors for $337,500 which upon closing of the Business Combination (the “Closing”) will automatically convert to 40,500 Ordinary Shares, resulting in the Insiders holding an aggregate of 2,510,700 Ordinary Shares on a fully converted basis at the Closing (“Insider Shares”); and

WHEREAS, in accordance with the terms of Section 10.11 of the Business Combination Agreement, the Parties desire to amend the Business Combination Agreement as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Section 1.   Amendments to the Business Combination Agreement.

a)   Section 1.8 shall be deleted in its entirety and replaced with the following:

1.8   Merger Consideration.   The aggregate consideration to be paid to Company Holders pursuant to the Company Merger (the “Merger Consideration”) shall be a number of shares of Pubco Common Stock with an aggregate value equal to One Hundred Ten Million U.S. Dollars ($110,000,000) minus (or plus, if negative) the amount of the Closing Net Debt that exceeds of $20 million (for the avoidance of doubt, if the Closing Net Debt is $25 million, the adjustment shall be made by deducting $5 million from the Merger Consideration), with each Company Holder receiving for each Company Common LLC Unit held a number of shares of Pubco Common Stock equal to (a) the Per Unit Price, divided by (b) $9.87 (the “Conversion Ratio”) (as rounded down to the nearest whole number). Additionally, after the Closing, subject to the terms and conditions set forth in this Agreement, the Company Holder Participants shall have the contingent right to receive Earnout Shares from Pubco as additional consideration if the applicable Earnout Milestones as set forth in Section 1.10 are satisfied.

b)   Section 1.11(b) shall be deleted in its entirety and replaced with the following:

1.11(b)   Purchaser Ordinary Shares.   Every issued and outstanding Purchaser Ordinary Share (other than those described in Section 1.11(c), Section 1.11(d) and Section 1.11(e) below)

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that is not redeemed in the Closing Redemption shall become and be converted automatically at the Effective Time into the right to receive (i) one (1) share of Pubco Common Stock and (ii) one (1) share of Pubco Common Stock, or a convertible security automatically convertible or exercisable for one (1) share of Pubco Common Stock after 90 days following the Closing or such other period as may be agreed by the Purchaser and the Company and with such other terms as may be agreed by the Purchaser and the Company (together, the “Per Share Purchaser Merger Consideration”), following which, all Purchaser Ordinary Shares shall cease to be outstanding and shall automatically be canceled and shall cease to exist. The holders of any certificates previously evidencing Purchaser Ordinary Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares, except as provided herein or by Law. Any certificate previously evidencing Purchaser Ordinary Shares shall be exchanged for a certificate (if required by Law) representing the same number of shares of Pubco Common Stock upon the surrender of such certificate in accordance with Section 1.13. Any certificate formerly representing Purchaser Ordinary Shares (other those described in Section 1.10(d) and Section 1.11(e) below) shall thereafter represent only the right to receive the same number of shares of Pubco Common Stock. Insiders will hold an aggregate of 2,510,700 Ordinary Shares which include conversion of all rights held by the Insiders. It is hereby confirmed that the Insiders shall receive two shares of Pubco Common Stock for every Ordinary Share, or a total of 5,021,400 shares of Pubco Common Stock, under terms as provided for pursuant to this Section 1.11(b) of the Business Combination Agreement.”

c)   The following shall be added to Section 11.1:

“Insiders” mean Sponsor and its assignees, the Purchaser’s officers, directors and IPO Underwriter.

Section 2.   Effectiveness of Amendment.   Upon the execution and delivery hereof, the Business Combination Agreement shall thereupon be deemed to be amended as hereinabove set forth as fully and with the same effect as if the amendments made hereby were originally set forth in the Business Combination Agreement, and this Amendment and the Business Combination Agreement shall henceforth respectively be read, taken and construed as one and the same instrument, but such amendments shall not operate so as to render invalid or improper any action heretofore taken under the Business Combination Agreement.

Section 3.   General Provisions.

(a)   Miscellaneous.   This Amendment may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Amendment may be executed and delivered by facsimile or PDF transmission.

(b)   Business Combination Agreement in Effect.   Except as specifically provided for in this Amendment, the Business Combination Agreement shall remain unmodified and in full force and effect.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed as of the date first written above.

The Purchaser:

Mars Acquisition Corp.

By:	/s/ Karl Brenza
	Name:	Karl Brenza
	Title:	CEO and CFO

Pubco:

ScanTech AI Systems Inc.

By:	/s/ Karl Brenza
	Name:	Karl Brenza
	Title:	Director

Purchaser Merger Sub:

Mars Merger Sub I Corp.

By:	/s/ Karl Brenza
	Name:	Karl Brenza
	Title:	Director

Company Merger Sub:

Mars Merger Sub II LLC

By:	/s/ Karl Brenza
	Name:	Karl Brenza
	Title:	Member

The Company:

ScanTech Identification Beam Systems, LLC

By:	/s/ Dolan Falconer
	Name:	Dolan Falconer
	Title:	Chief Executive Officer and President

The Seller Representative:

Dolan Falconer, solely in the capacity as the Seller Representative hereunder

By:	/s/ Dolan Falconer

[Signature Page to Amendment No. 2 to Business Combination Agreement]

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